UNITED STATES	OMB APPROVAL
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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First Niagara Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2007

Annual Meeting

and

Proxy Statement

First Niagara Financial Group, Inc.

6950 South Transit Road

P.O. Box 514

Lockport, New York 14095-0514

March 30, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of stockholders of First Niagara Financial Group, Inc. Our Annual Meeting will be held at The Clarion Century House, 997 New Loudon Road, Route 9, Latham, New York 12110, on May 15, 2007 at 11:00 a.m. local time.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting, which includes a report on our operations, followed by a discussion by our directors and officers who will be present to answer any questions that you and other stockholders may have. Also enclosed for your review is our Annual Report on Form 10-K, which contains detailed information concerning our activities and operating performance.

The business to be conducted at the Annual Meeting consists of the election of five directors and the ratification of the appointment of KPMG LLP as independent registered public accountants for the year ending December 31, 2007. The Board of Directors unanimously recommends a vote “FOR” the election of directors and “FOR” the ratification of the appointment of KPMG as our independent registered public accountants.

You may indicate your vote on the enclosed proxy card, by telephone, or using the Internet, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted. Your vote is important.

Sincerely,

John R. Koelmel

President and Chief Executive Officer

First Niagara Financial Group, Inc.

6950 South Transit Road

P.O. Box 514

Lockport, New York 14095-0514

(716) 625-7500

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

to be held on May 15, 2007

Notice is hereby given that the Annual Meeting of stockholders will be held at The Clarion Century House, 997 New Loudon Road, Route 9, Latham, New York 12110, on May 15, 2007 at 11:00 a.m. local time.

A proxy statement and proxy card for the Annual Meeting are enclosed. The Annual Meeting is for the purpose of considering and acting upon:

1.	the election of five directors;
2.	the ratification of the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2007.

In addition, other matters that may properly come before the Annual Meeting, or any adjournments of the Annual Meeting may also be considered. To date, the Board is not aware of any other such business.

Any action may be taken on the proposals listed above at the Annual Meeting, including all adjournments of the Annual Meeting. Stockholders who owned shares as of the close of business on March 19, 2007 are entitled to attend and vote at the Annual Meeting. A list of eligible stockholders will be available for inspection at the Annual Meeting, as well as, for a period of ten days prior to the Annual Meeting at our Administrative Office located at 6950 South Transit Road, Lockport, New York.

It is important that your shares be represented and voted at the Annual Meeting.

Lockport, New York	John Mineo
March 30, 2007	Corporate Secretary

PROXY STATEMENT

First Niagara Financial Group, Inc.

6950 South Transit Road

P.O. Box 514

Lockport, New York 14095-0514

(716) 625-7500

ANNUAL MEETING OF STOCKHOLDERS

May 15, 2007

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) to be used at the Annual Meeting, which will be held at The Clarion Century House, 997 New Loudon Road, Route 9, Latham, New York 12110, on May 15, 2007, at 11:00 a.m. local time, and all adjournments of the Annual Meeting. The accompanying Notice of Annual Meeting of stockholders and proxy statement were mailed to stockholders on or about April 12, 2007. Throughout this document First Niagara Financial Group, Inc. is referred to as “the Company,” “FNFG”, “we” or “our.”

STOCKHOLDERS ENTITLED TO VOTE

Holders of record of our common stock, par value $0.01 per share (“Common Stock”) as of the close of business on March 19, 2007 (the “Record Date”) are entitled to one vote for each share held, except as described below. As of the Record Date, we had 111,739,321 shares of Common Stock issued and outstanding. The presence, in person or by proxy, of at least a majority of the total number of issued and outstanding shares of Common Stock entitled to vote is necessary in order to constitute a quorum at the Annual Meeting. In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

In accordance with the provisions of our Certificate of Incorporation, record holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to any vote with respect to the shares held in excess of the Limit. Our Certificate of Incorporation authorizes the Board:

1.	to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and
2.	to require that any person who is reasonably believed to beneficially own stock in excess of the Limit provide information to enable the Board to implement and appropriately apply the Limit.

VOTING PROCEDURES AND METHOD OF COUNTING VOTES

As to the election of directors, a stockholder may vote “FOR” the election of the five nominees proposed by the Board, or “WITHHOLD AUTHORITY” to vote for the nominees being proposed. Under Delaware law and our Certificate of Incorporation and Bylaws, directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which authority to vote for the nominees being proposed is withheld.

As to the ratification of KPMG as our independent registered public accountants (“Independent Accountants”), a stockholder may vote “FOR” the item, vote “AGAINST” the item, or “ABSTAIN” from voting on such item. Under our Certificate of Incorporation and Bylaws, the ratification of this matter shall be determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.”

Registered Stockholders

If you are a registered stockholder as of the Record Date, you are able to vote your proxy using any of the following options:

•	by mail - complete the enclosed proxy card and return it in the postage-paid envelope provided;
•

by telephone - call 1-866-540-5760 and then follow the voice instructions. Please have your proxy card and the last four digits of your social security number or tax identification number available when you call; or

•

by using the Internet - as prompted by the menu found at http://www.proxyvoting.com/fnfg/, follow the instructions to obtain your records and create an electronic ballot. Please have your proxy card and the last four digits of your social security number or tax identification number available when you access this voting site.

Shares Held in Street Name

If you have selected a broker, bank, or other intermediary to hold your Common Stock rather than having them directly registered with our transfer agent, Mellon Investor Services, you will receive instructions directly from your broker, bank, or other intermediary in order to vote your shares. Your brokerage firm may also provide the ability to vote your proxy by telephone or the Internet. Please be advised that if you choose to not vote your proxy, your brokerage firm has the authority under applicable stock market rules to vote your shares “FOR” or “AGAINST” routine matters, at its discretion. Our proposals regarding the election of directors and the ratification of our Independent Accountants are deemed to be routine matters. Accordingly, we urge you to vote by following the instructions provided by your broker, bank, or other intermediary.

Proxies solicited for the Annual Meeting will be returned to and tabulated by Mellon Investor Services, LLC, the inspector of election designated by the Board.

REVOCATION OF PROXIES

Stockholders who execute proxies in the form solicited retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments of the Annual Meeting. Proxies solicited on behalf of the Board will be voted in accordance with the directions given on the proxy card. Where no instructions are indicated, validly executed proxies will be voted “FOR” each of the proposals as set forth in this proxy statement.

Regardless of the voting method you use, you may revoke your proxy and cast a new vote at the Annual Meeting. Accordingly, a proxy may be revoked at any time prior to its exercise by:

•	sending a written notice of revocation to John Mineo, Corporate Secretary, at the address set forth in this proxy statement;
•	properly submitting a duly executed proxy bearing a later date; or
•	attending the Annual Meeting and voting in person.

However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your broker or record holder in order to vote in person at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Persons and groups who beneficially own in excess of 5% of Common Stock are required to file certain reports with the Company and Securities and Exchange Commission (“SEC”) regarding such ownership. The following table summarizes certain information regarding persons whose beneficial ownership is in excess of 5% based on reports filed with the SEC:

Name and Address of Beneficial Owners	Amount of Shares Owned and Nature of Beneficial Ownership	Percent of Shares of Common Stock Outstanding

Private Capital Management 8889 Pelican Bay Boulevard Naples, FL 34108 (1)	10,714,154	9.7%

Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105 (2)	7,521,676	6.8%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202 (3)	5,695,019	5.1%

(1)	Based on a Schedule 13G filed by Private Capital Management with the SEC on February 14, 2007.
(2)	Based on a Schedule 13G filed by Barclays Global Inventors, NA with the SEC on January 23, 2007.
(3)	Based on a Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 13, 2007.

SECURITIES OWNED BY DIRECTORS AND MANAGEMENT

The following table details, as of the Record Date, information concerning the beneficial ownership of our Common Stock by;

•	each director,
•	our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers in 2006 (collectively, “Named Executive Officers”), and;
•	all directors and executive officers (“Management Committee Members”) as a group.

In general, beneficial ownership includes those shares that can be voted or transferred, including shares which may be acquired under stock options that are currently exercisable or become exercisable within 60 days.

Stock Ownership of Directors and Management

Names	Position(s) held in the Company	Shares Owned Directly and Indirectly(1)	Options Exercisable within 60 days	Beneficial Ownership(2)	Percent of Class	Unvested Awards included in Beneficial Ownership(2)

NOMINEES
Thomas E. Baker	Nominee	2,125	—	2,125	*
Daniel W. Judge (3)	Director	88,902	69,611	158,513	*	15,717
John R. Koelmel	President and CEO	109,668	48,742	158,410	*	59,880
George M. Philip	Nominee	2,460	—	2,460	*
Louise Woerner	Director	61,721	7,967	69,688	*	17,786

DIRECTORS CONTINUING IN OFFICE
G. Thomas Bowers	Director	84,124	18,375	102,499	*	17,680
Daniel J. Hogarty, Jr.	Vice Chairman	299,297	14,775	314,072	*	17,026
William H. (Tony) Jones	Vice Chairman	167,648	12,740	180,388	*	16,518
Sharon D. Randaccio	Director	37,320	30,368	67,688	*	17,786
Robert G. Weber	Chairman	120,560	119,611	240,171	*	15,717
David M. Zebro	Director	45,820	30,368	76,188	*	17,786

NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Michael W. Harrington	Chief Financial Officer and Treasurer	14,554	33,500	48,054	*	5,025
G. Gary Berner	Executive Vice President	142,889	147,874	290,763	*	15,054
Daniel E. Cantara, III	Executive Vice President	60,882	130,239	191,121	*	13,207
Michael R. Giaquinto	Executive Vice President	31,466	32,667	64,133	*	15,400

All directors and Management Committee Members as a group (22 persons)				2,546,631(4)	2.33%	319,280

*	Less than 1%
(1)	Unless otherwise indicated, each person effectively exercises sole, or shared with spouse, voting and dispositive power as to the shares reported.
(2)

Includes shares granted under the First Niagara Financial Group, Inc. 1999 Recognition and Retention Plan and the 2002 Long-Term Incentive Stock Benefit Plan, which are subject to future vesting, but as to which voting may currently be directed.

(3)

Mr. Judge has pledged First Niagara Financial Group, Inc. securities on his margin account held at an independent brokerage. The amount of shares pledged does not exceed the 25% ownership limitation as stipulated in our insider trading policy.

(4)

Includes 27,077 shares of Common Stock allocated to the accounts of executive officers under the First Niagara Financial Group, Inc. Employee Stock Ownership Plan (“ESOP”) and excludes the remaining 4,628,518 shares of Common Stock owned by the ESOP for the benefit of the employees. Under the terms of the ESOP, shares of Common Stock allocated to the account of employees are voted in accordance with the instructions of the respective employees. Unallocated shares are voted by the ESOP Trustee in the same proportion as the vote obtained from participants on allocated shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Our Common Stock is registered with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934. Accordingly, our Management Committee Members and beneficial owners of more than 10% of our Common Stock are required to disclose beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 which are filed with the SEC. At the present time, we have no knowledge of any individual, group or entity with beneficial ownership of more than 10% of our outstanding Common Stock. In addition, based on our review of ownership reports, we believe our directors and Management Committee Members timely complied with the reporting requirements of Section 16(a) for the year ended December 31, 2006.

PROPOSAL I - ELECTION OF DIRECTORS

Our Board currently consists of ten (10) members and is divided into three classes with one class of directors elected each year. Effective as of our Annual Meeting, our Board will consist of eleven members, including ten independent directors and our Chief Executive Officer (“CEO”). Five directors will be elected at the Annual Meeting to serve for a three-year period and until their respective successors have been duly elected. John J. Bisgrove Jr., director since 2000, will retire from the Board effective as of the Annual Meeting. In addition, Robert G. Weber, our current Chairman, will be stepping down in September 2007 when he attains the mandatory retirement age (70) as determined by our bylaws.

The Board has nominated Thomas E. Baker, Daniel W. Judge, John R. Koelmel, George M. Philip, and Louise Woerner for election as directors, each of whom has agreed to serve if so elected. All nominees are for a term which expires in 2010, except for Mr. Baker, whose term shall expire in 2008. Please refer to the sections entitled “Directors and Management” and “Stock Ownership of Directors and Management” for additional information regarding the nominees.

It is intended that the proxies solicited on behalf of the Board (other than proxies in which the vote is withheld as to the nominees) will be voted at the Annual Meeting for the election of the nominees. If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board may recommend. At this time, the Board is not aware of any reason why the nominees would be unable to serve, if elected. Except as indicated in this document, there are no arrangements or understandings between the nominees and any other person involved in the nomination and selection process.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE

NOMINEES LISTED UNDER PROPOSAL I

Nominees, Directors and Named Executive Officers

The following includes a discussion of the business experience for the past five years for each of our nominees, directors and Named Executive Officers. The term of office noted for directors includes the initial appointment to the Board of First Niagara Bank, formerly Lockport Savings Bank. Messrs. Baker and Philip are new director nominees; these individuals were nominated as a result of recommendations by existing Board members.

Nominees for Director

Thomas E. Baker, 63, is a director nominee. He is a currently a director of Computer Task Group, where he also serves as financial expert on the audit committee. He is a retired President of The John R. Oishei Foundation and has been a director since 1998. Prior to that, he was Managing Partner of the Buffalo office of Price Waterhouse.

Daniel W. Judge, 64, has been a director since 1992. He is the President of NetPlus Alliance Inc., a business management services firm.

John R. Koelmel, 54, became President and Chief Executive Officer and a Board member in February 2007. He had served as President, Chief Operating Officer and Acting Chief Executive Officer since December 2006. Upon joining the Company in January 2004, he served as Executive Vice President and Chief Financial Officer. Prior to that, he served for two years as the Chief Administrative Officer of Financial Institutions, Inc.

George M. Philip, 59, is a director nominee. He is the Executive Director/Chief Investment Officer for the New York State Teacher’s Retirement System and has held this position since 1992. He currently serves on the Board of Directors of US Airways Group Inc.

Louise Woerner, 64, has been a director since 2002. She is the Chairman and Chief Executive Officer of Home Care of Rochester, a home healthcare agency and health research and consulting firm.

Continuing Directors

Term to Expire 2008

G. Thomas Bowers, 63, has been a director since 2003. He was elected to the Board in January 2003 upon completion of the merger between the Company and Finger Lakes Bancorp, Inc. where he had been Chairman, President and Chief Executive Officer.

William H. (Tony) Jones, 64, has been a director since 2005. He is the President of Roe Jan Independent Publishing Co., Inc., a consultant for community newspapers and similar publications. He was elected Vice-Chairman of the Board in January 2005 upon completion of the merger between the Company and Hudson River Bancorp, Inc. where he had been Chairman.

Robert G. Weber, 69, has been a director since 1996. He has been Chairman of the Board since August 2003. He is a retired Managing Partner of the Buffalo office of KPMG LLP.

Term to Expire 2009

Daniel J. Hogarty, Jr., 67, has been a director since 2004. He was elected Vice-Chairman of the Board in January 2004 upon completion of the merger between the Company and Troy Financial Corporation where he had been Chairman, President and Chief Executive Officer.

Sharon D. Randaccio, 52, has been a director since 2002. She is the President of Performance Management Partners, Inc., a human resources consulting company providing talent assessments, talent acquisition, succession planning, leadership development and workplace surveys.

David M. Zebro, 56, has been a director since 2002. He is a Principal of Strategic Investments & Holdings, Inc., a holding company that purchases and manages operating companies.

Named Executive Officers who are not Directors

Michael W. Harrington, 43, has been Chief Financial Officer since December 2006. Prior to that, he served as Senior Vice President and Treasurer of the Company since April 2003. Before joining the Company in 2003, he served for one year as Senior Vice President and Chief Financial Officer at Equity Bank, now called Susquehanna Patriot Bank.

G. Gary Berner, 59, has been Executive Vice President and Chief Lending Officer since February 2001.

Daniel E. Cantara III, 47, has been Executive Vice President, Commercial Business Services since February 2007. Prior to that, he served as Senior Vice President, Business and Financial Services since June 2001.

Michael R. Giaquinto, 42, has been Executive Vice President of Consumer Banking since May 2004. Prior to joining the Company, he was the Senior Vice President and Director of Retail Sales for HSBC Bank (USA), a position he held since 1998.

BOARD OF DIRECTORS

Board Independence

The Board has determined that, except for Mr. Koelmel, each member of the Board is an “independent director” within the meaning of the NASDAQ Global Market corporate governance listing standards and our corporate governance guidelines. Mr. Koelmel is not considered independent because he is an executive officer of the Company.

In reaching its determination regarding the independence of the non-employee directors, the board considered that Messrs. Bisgrove, Bowers, Judge, Weber, Zebro, and Mses. Randaccio and Woerner had mortgage loans outstanding or lines of credit with First Niagara Bank, the Company’s wholly owned subsidiary. As discussed under “Transactions with Certain Related Persons” (page 10), these credit arrangements are permitted under applicable regulations.

Board Meetings and Committees

During 2006, the Board met 14 times. Each director attended at least 90% of the combined total number of meetings of the Board and Board Committees of which he or she was a member. Consistent with the Company’s corporate governance guidelines, the independent directors meet in executive session at each Board meeting. In addition, our corporate governance guidelines provide that all directors are expected to attend each Annual Meeting. All directors attended the Annual Meeting held on May 16, 2006, and we anticipate that all directors will attend the 2007 Annual Meeting.

The Board has four standing committees: Executive Committee; Governance/Nominating Committee; Audit Committee; and Compensation Committee. The Board has adopted a written charter for each of the standing committees, which is available on our website at www.fnfg.com.

Executive Committee. The Executive Committee’s primary responsibilities are to act on behalf of the Board between meetings, to handle administrative issues in order to allow for more efficient operations of the Board, to monitor risk related matters of the Company, as well as provide advice and counsel to the CEO. In addition, the responsibilities of the Executive Committee include oversight of the Company’s lending policies and approval of significant loans, as well as a review of the trust operations for First Niagara Bank.

Governance/Nominating Committee. The primary responsibilities of the Governance/Nominating Committee are to ensure good corporate governance by assisting the Board in identifying qualified individuals for Board membership, in determining the size and composition of the Board and its committees, in monitoring a process to assess Board and Board member effectiveness as well as developing and implementing the Corporate Governance Guidelines. Our Governance/Nominating Committee is also responsible for the determination of director independence as defined by NASDAQ corporate governance listing standards and administration of the Board’s peer review evaluation. Each member of the Governance/Nominating Committee is considered “independent” as defined in the NASDAQ Global Market corporate governance listing standards.

Audit Committee. The primary role of the Audit Committee is to assist the Board in fulfilling oversight responsibilities with respect to the integrity of our financial statements and other financial information provided to our stockholders and others. Our Audit Committee oversees the retention of our Independent Accountants, including oversight of the terms of the engagement as well as their independence and objectivity. However, Audit Committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the Independent Accountants. In addition, the Audit Committee monitors the performance of our internal audit function, internal controls and disclosure controls. The Audit Committee is empowered to retain independent legal counsel and other advisors as deemed necessary or appropriate to assist the committee in fulfilling its responsibilities.

Each member of the Audit Committee is considered “independent” as defined in the NASDAQ Global Market corporate governance listing standards and under SEC Rule 10A-3 and the Board believes that Mr. Weber qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the SEC. As Mr. Weber will be retiring from the Board in September 2007, we anticipate that he will be replaced in this role by Mr. Baker, one of the current nominees for director. The report of the Audit Committee is included elsewhere in this proxy statement.

Compensation Committee. The primary responsibilities of the Compensation Committee are to assist the Board in overseeing workforce development and compensation plans for all employees, setting specific pay levels for directors and Management Committee Members and ensuring appropriate plans for leadership succession. Our Compensation Committee also administers and has discretionary authority over the issuance of equity awards under our stock compensation plan. Each member of the Compensation Committee is considered “independent” as defined in the NASDAQ corporate governance listing standards. The report of the Compensation Committee is included elsewhere in this proxy statement.

Board Committee Membership

The following chart provides information about Board committee membership and the number of meetings that each committee held in 2006.

Names	Executive Committee	Governance/ Nominating Committee	Audit Committee	Compensation Committee
Chairman of the Board
Robert G. Weber	Chair	√	√	√
Director
John J. Bisgrove, Jr.		Chair		√
G. Thomas Bowers	√		√
Daniel J. Hogarty, Jr.	√		√
William H. (Tony) Jones		√		√
Daniel W. Judge	Vice Chair			Chair
Sharon D. Randaccio		√		√
Louise Woerner	√		Chair
David M. Zebro		√	√
Number of meetings in 2006	8	7	5	6

Director Compensation

Our primary goal is to provide competitive and reasonable compensation to directors in order to attract and retain qualified candidates to serve on our Board. We utilize a combination of cash and stock to compensate our directors. In establishing compensation for independent directors, we consult such resources as The National Association of Corporate Directors Director Compensation Report, among others. As part of our corporate governance guidelines, directors are subject to a minimum Common Stock ownership requirement. Within four years after joining the Board, each independent director is required to own 25,000 shares of our Common Stock.

Compensation. All retainer and meeting fees are paid in cash and are eligible for deferral under the Directors’ Deferred Fees Plan, as defined below. Directors who are also officers of the Company are not eligible to receive board fees. Set forth below is the fee schedule for directors:

Annual Retainer Fee
Company:
Chair	$35,000
Director	15,000
First Niagara Bank:
Chair	13,000
Director	11,000

Board Meeting Fees	1,200

Committee Fees
Audit and Compensation:
Chair	1,800
Member	1,200
Executive and Governance/Nominating:
Chair	1,050
Member	700

Annual restricted stock awards	4,400 shares

Stock Benefit Plans. Directors are eligible to participate in our stock benefit plans and have received awards of stock options and restricted stock. The number of stock options and restricted stock awards granted to directors is based on the market value of our stock at the time of the grants. All stock options will vest ratably over a four-year period and the restricted stock will vest ratably over a five-year period. In accordance with our plan documents, the stock options and restricted stock become immediately exercisable upon a director’s normal retirement, death or disability or upon change in control of the Company.

Deferred Fees Plan. The Directors’ Deferred Fees Plan (the “Deferred Fees Plan”) is a non-qualified compensation plan, which allows a director to defer up to 100% of his or her annual cash retainer and meeting fees earned during a calendar year. All amounts deferred by a director are fully vested at all times. Amounts credited to a deferred fee account may be invested in equity securities, fixed income securities, or money market accounts. There are no preferential earnings on amounts deferred. Upon cessation of service, amounts credited to a director’s account will be paid in substantially equal annual installments, as selected by the director at the time the deferral is made.

In the event a director dies before all payments have been made under the Deferred Fees Plan, the remaining payments will be made to the director’s designated beneficiary. In the event of a director’s death prior to the commencement of benefits under the Deferred Fees Plan, amounts credited to a director’s account will be paid to the director’s beneficiary, in a single lump sum payment or in substantially equal annual installments, as elected by the director at the time the deferral was made. The Deferred Fees Plan also contains provisions which allow for the acceleration of benefits to a director, in whole or in part, in the event of a financial hardship.

2006 Total Director Fees. The table below sets forth the total compensation earned by or awarded to independent directors who served on our Board during 2006.

Names	Fees Earned or Paid in Cash		Stock Awards (1)(2)		Option Awards (1)(2)		All Other Compensation(3)	Total
Gordon P. Assad	$ 295,088	(4)	$ 101,862	(4)	$ 6,442	(4)	$ 2,792	$ 406,184	(4)
John J. Bisgrove, Jr.(5)	59,050		40,225		4,647		4,434	108,356
G. Thomas Bowers	57,400		50,112		20,794		5,150	133,456
James W. Currie	297,288	(4)	101,862	(4)	6,442	(4)	2,792	408,384	(4)
Daniel J. Hogarty, Jr.	58,600		44,697		23,439		5,092	131,828
William H. (Tony) Jones	55,500		34,404		24,015		4,859	118,778
Daniel W. Judge	59,800		36,050		4,647		4,150	104,647
Richard P. Koskey	299,488	(4)	125,558	(4)	74,808	(4)	3,224	503,078	(4)
B. Thomas Mancuso	299,688	(4)	101,862	(4)	6,442	(4)	2,792	410,784	(4)
James Miklinski	293,188	(4)	101,862	(4)	6,442	(4)	2,792	404,284	(4)
Sharon D. Randaccio	56,200		55,358		4,647		5,495	121,700
Robert G. Weber	106,200		36,050		4,647		4,150	151,047
Louise Woerner	58,000		55,358		4,647		5,495	123,500
David M. Zebro	62,300		55,358		4,647		5,495	127,800

(1)

Compensation cost of awards over the requisite service period, as described in Statement of Financial Accounting Standards (“SFAS”) No. 123(R), share-based payment, which has been recognized in the 2006 financial statements.

(2)	The aggregate number of outstanding awards as of December 31, 2006 is as follows:

Names	Unvested Stock Awards	Options Exercisable	Options Unexercisable
Gordon P. Assad	—	121,111	—
John J. Bisgrove, Jr.	11,317	42,784	1,500
G. Thomas Bowers	13,280	18,375	6,125
James W. Currie	—	44,543	—
Daniel J. Hogarty, Jr.	13,939	9,850	19,700
William H. (Tony) Jones	13,624	6,370	19,110
Daniel W. Judge	11,317	69,611	1,500
Richard P. Koskey	—	25,480	—
B. Thomas Mancuso	—	92,890	—
James Miklinski	—	50,492	—
Sharon D. Randaccio	13,386	30,368	1,500
Robert G. Weber	11,317	119,611	1,500
Louise Woerner	13,386	7,967	1,500
David M. Zebro	13,386	30,368	1,500

(3)	Represents dividends received during 2006 on unvested restricted stock awards.
(4)

As part of our Board approved plan to reduce the size of the Board, the director resigned from the Board effective August 2006. In exchange for their voluntary resignation to facilitate implementation of the Board reduction plan, each former director received a cash payment representing the equivalent of two years annual Board fees, as well as accelerated vesting of previously granted equity awards. The aggregate amounts of the additional cash payment and the value of the acceleration of the equity awards, as determined under SFAS 123(R), are included in the table.

(5)	Mr. Bisgrove’s service as a director will discontinue effective as of the Annual Meeting.

Board Nominations

The Governance/Nominating Committee identifies nominees by evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, or if the Governance/Nominating Committee or the Board decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Governance/Nominating Committee would solicit suggestions for director candidates from all Board members and would consider candidates submitted by stockholders. In addition, the Governance/Nominating Committee is authorized by its charter, subject to prior approval from the Board, to engage a third party to assist in the identification of director nominees. The Governance/Nominating Committee would seek to identify a candidate who at a minimum satisfies the following criteria:

•	has the highest personal and professional ethics and integrity and whose values are compatible with ours;
•	has experiences and achievements demonstrating the ability to exercise and develop good business judgment;
•	is willing to make the necessary time commitment to the Board and its committees, which includes being available for Board and committee meetings;
•	is familiar with the communities in which we operate and/or is actively engaged in community activities;
•	is involved in other activities or interests that do not create a conflict with Board responsibilities or our stockholders; and
•	has the capacity and desire to represent the best interests of our stockholders as a group, and not a special interest group or constituency.

The Governance/Nominating Committee will also take into account whether a candidate satisfies the criteria for “independence” as defined in the NASDAQ Global Market Corporate Governance Listing Standards, and, if a candidate with financial and accounting expertise is sought for service on the Audit Committee, whether the individual qualifies as an Audit Committee financial expert.

Procedures for the Consideration of Board Candidates Submitted by Stockholders

The Governance/Nominating Committee has adopted procedures for the consideration of Board candidates submitted by stockholders. Any stockholder can submit the names of candidates for director by writing to the Chair of the Governance/Nominating Committee, at First Niagara Financial Group, Inc., 6950 South Transit Road, P.O. Box 514, Lockport, New York 14095-0514. The Chair of the Governance/Nominating Committee must receive a submission prior to December 27, 2007 in order for a candidate to be considered for next year’s Annual Meeting. The submission must include the following information:

•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Governance/Nominating Committee;
•	the qualifications of the candidate and why this candidate is being proposed;
•

the name and address of the nominating stockholder as it appears on our stock ownership records, and number of shares of our Common Stock that are beneficially owned (if the stockholder is not a holder of record, appropriate evidence of stock ownership should be provided);

•

the name, address and contact information for the nominated candidate, and the number of shares of our Common Stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stock ownership should be provided);

•	a statement of the candidate’s business and educational experience;
•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;
•	a statement detailing any relationship between the candidate and the Company and between the candidate and any customer, supplier or competitor the Company;
•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and
•	a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

A nomination for Board candidates submitted by a stockholder for presentation at an Annual Meeting must comply with the procedural and informational requirements described in “Advance Notice of Business to Be Conducted at an Annual Meeting.” There were no submissions by stockholders for Board nominees for our Annual Meeting.

Stockholder Communications with the Board

Stockholders who wish to communicate with our Board or with any director can write to the Chair of the Governance/Nominating Committee at First Niagara Financial Group, Inc., 6950 South Transit Road, P.O. Box 514, Lockport, New York, 14095-0514. The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Chair will:

•	forward the communication to the director(s) to whom it is addressed;
•	handle the inquiry directly, for example a request for information about the Company or a stock-related matter; or
•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, the Chair of the Governance/Nominating Committee shall present a summary of all communications received since the last meeting and make those communications available to the directors upon request.

Code of Ethics

We have adopted a general Code of Ethics that sets forth standards of ethical business conduct for all directors, officers and employees of the Company. Additionally, we have adopted a Code of Ethics for Senior Financial Officers, that is in conformity with the requirements of the Sarbanes-Oxley Act of 2002 and the NASDAQ Global Market listing standards. Both documents, in addition to any amendments to or waivers from the Code of Ethics are available on our website at www.fnfg.com.

The Board has established a means for employees, customers, suppliers, stockholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of our Code of Ethics relating, among other things, to:

•	accounting practices, internal accounting controls, or auditing matters and procedures;
•	theft or fraud of any amount;
•	insider trading;
•	performance and execution of contracts;
•	conflicts of interest; and
•	violations of securities and antitrust laws.

Any employee, stockholder or other interested party can submit a report to the Audit Committee either:

•	by calling a 24-hour, toll-free hotline: 1-877-874-8416
•	by secure email at the following website: http://firstniagara.silentwhistle.com

Transactions with Certain Related Persons

Federal law and regulation generally require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. However, regulations also permit executive officers and directors to receive the same terms through loan programs that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to the other participating employees. Pursuant to such a program, loans have been extended to directors and executive officers, which are on substantially the same terms as those terms prevailing at the time for comparable transactions with the general public, except as to the interest rate charged, which rate is the same as available to all employees. These loans do not involve more than the normal risk of repayment or present other unfavorable features.

Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from: (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director. There are several exceptions to this general prohibition, one of which is applicable to First Niagara Bank. Sarbanes-Oxley does not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act. All loans to our directors and Management Committee Members are made in conformity with the Federal Reserve Act and Regulation O.

Our Audit Committee Charter requires that the Audit Committee approve all related party transactions required to be disclosed under Item 404(a) of SEC Regulation S-K.

THE AUDIT COMMITTEE REPORT

Management has the primary responsibility for the Company’s internal controls and financial reporting process. Our Independent Accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and to express an opinion thereon. In addition, and in accordance with the standards of the PCAOB, the Independent Accountants are responsible for expressing opinions on the effectiveness of the Company’s internal controls over financial reporting and management’s assessment thereof, based on the criteria issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee’s responsibility is to monitor and oversee these processes. As part of its ongoing activities, the Audit Committee has:

•

reviewed and discussed with management and the Independent Accountants the Company’s audited consolidated financial statements for the year ended December 31, 2006 and management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2006;

•

met with our Chief Executive Officer, Chief Financial Officer, Chief Risk Officer, internal auditors and Independent Accountants, both together and in separate executive sessions, to discuss the scope and the results of their respective examinations and the overall quality of the Company’s financial reporting and internal controls;

•	discussed with the Independent Accountants the required communications of Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended;
•

received the written disclosures from the Independent Accountants required by Independence Standards Board Standards No. 1, Independence Discussion with Audit Committees, and discussed with the Independent Accountants its independence from the Company;

•	pre-approved all audit, audit related and other services to be provided by the Independent Accountants; and
•	reviewed and approved the Risk Based Internal Audit Plan.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and be filed with the SEC. In addition, the Audit Committee appointed KPMG as the Company’s Independent Accountants for the year ending December 31, 2007, subject to the ratification of this appointment by the stockholders.

The Audit Committee

Louise Woerner (Chair)

G. Thomas Bowers	Daniel J. Hogarty, Jr.
Robert G. Weber	David M. Zebro

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our discussion focuses on compensation practices related to our Named Executive Officers and other Management Committee Members (collectively, “Key Executives”) for the most recently completed calendar year. We believe that the performance of each of our Key Executives has the potential to impact both our short-term and long-term performance and profitability. Therefore we place considerable importance on the design and administration of our compensation program.

Compensation Philosophy and Objectives

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals, and which aligns executives’ interests with those of the stockholders by rewarding performance relative to those established goals, with the ultimate objective of improving stockholder value. The Compensation Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to these employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, the Compensation Committee believes executive compensation, including compensation provided to Key Executives, should include a combination of cash and stock-based compensation. The core objectives of this philosophy are:

•	compensation is designed to pay for performance,
•	an executive’s compensation opportunity should be competitive with the marketplace, and
•	a majority of total compensation should consist of variable compensation.

Established performance goals also consider certain intangible, but still critical contributors to our success, such as service quality, talent management and community involvement.

Competitive Positioning

In determining the amount of executive compensation , the Compensation Committee utilizes a compensation consultant and annually reviews competitive market data from the banking industry as a whole and for a specified peer group of financial services companies (collectively, the “Peer Group”). The Peer Group is comprised of 19 publicly traded banks and thrifts which meet the following financial criteria:

•	total assets ranging from $5 to $12 billion,
•	target of 1-4 family loans between 25% - 50% of total loans,
•	commercial loans greater than 10% of total loans, and
•	ratio of total borrowings to total assets of less than 30%.

We utilize the Peer Group combined with marketplace data to benchmark executive compensation practices and to establish levels of base salary, annual incentives, long-term incentives and benefits.

Elements of Compensation

For the year ended December 31, 2006, the following principal components comprised total compensation for our Key Executives:

•	base salary,
•	annual cash incentives,
•	long-term incentives,
•	retirement and other benefits, and
•	perquisites.

Compensation for Key Executives is generally targeted between a range of 80% and 120% of each of the following elements:

•	base salary at 90% of market median;
•	total cash compensation (“TCC”) at 100% of market median (defined as base salary plus annual cash incentive compensation); and
•	total direct compensation (“TDC”) at 110% of market median (defined as TCC plus long-term equity incentives).

Base Salary. Base salary provides compensation to our Key Executives based upon the individual’s respective experience, duties, and scope of responsibility. Generally, we believe that base salaries should be targeted at 90% of the Peer Group median of salaries for executives in similar positions with similar responsibilities. Base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Base salary levels are an integral component of compensation as we generally link the amount of incentive compensation or retirement benefits to an executive’s base. At lower executive levels, base salaries represent a larger portion of total compensation, but at senior executive levels fixed compensation is progressively replaced with larger variable compensation opportunities.

Annual Cash Incentives. The annual cash incentive is intended to drive achievement of our annual performance goals, which are designed to:

•	support our strategic business objectives,
•	promote the attainment of specific financial goals, and
•	reward achievement of specific company, team and individual performance objectives.

Funding the annual cash incentive pool for our Key Executives is based on the Company achieving pre-determined net income goals. At the beginning of the year, the Compensation Committee establishes threshold and target net income goals based on an annual operating plan. If Company performance matches net income threshold goals, funding for the plan will be at 50% of the aggregate target pay. If net income results fall below threshold performance, the annual cash incentive plan is not funded. However, in the event that the threshold performance is not achieved, the Compensation Committee has discretion to reward incremental progress and to ensure the retention of our Key Executives. When net income results meet target performance, the annual cash incentive plan will fund at 100%. Should the Company perform at an exceptional level relative to net income goals, there is no maximum funding level under the plan. For 2006, the Company achieved 94% of targeted net income and, therefore, the plan was funded at 94% of aggregate target pay.

The annual incentive plan for our Key Executives is goal driven with target awards expressed as a percentage of base salary. Performance above or below pre-established objectives is appropriately considered and awards in excess of the target are attainable. The annual incentive plan is the primary method for adjusting pay on an annual basis to reflect performance. The Compensation Committee believes that this funding and payment strategy provides a direct link between the Company’s financial performance and incentive compensation. Target awards in 2006 for Key Executives ranged from 55-88% of base salary, except for Mr. Harrington (35%), who was newly appointed to Chief Financial Officer in December 2006.

Long-Term Incentive Program (“LTIP”). Long-term incentives are equity (stock) based and are designed to focus attention on long range objectives and retain Key Executives. The Compensation Committee believes that by increasing employees’ stock ownership, we align an employee’s long-term financial interests with those of our stockholders.

The LTIP is a three-year performance plan that corresponds with the Company’s strategic planning timeframe, with award opportunities defined as a percentage of the individual’s base salary. Each year the Compensation Committee establishes target awards for each executive based on our compensation philosophy. In 2006, the target awards for Key Executives ranged from 83% - 129% except for Mr. Harrington (35%). The target award consists of the following:

•	30% non-qualified stock options, which vest ratably over three years,
•	30% restricted stock awards which vest at the end of the three year performance period, and
•	40% performance-based restricted stock awards which vest upon achievement of financial goals for the beginning of the performance period.

The Compensation Committee establishes goals for the performance-based restricted stock awards based on the Company’s long-term earnings model and strategic plan. Similar to the annual cash incentive plan, threshold and target performance levels are established.

The target level of performance represents achievement of our long-term business plan goals for the performance period. Target performance, or above, in the aggregate will result in a payout recommendation of 100% of the restricted stock award. Determination of performance for each of the goals will be based on actual Company performance. While actual performance may exceed 100%, the restricted stock award is a fixed award and is, therefore, capped at 100%.

Threshold performance is defined as 85% of target. Attainment of threshold performance will result in an award of restricted stock equal to 50% of the targeted performance-based restricted stock awards. If performance is between threshold and target, a 1% improvement in performance equals a 3% increase in award above threshold level (e.g., 85% performance = 50% award level and 86% performance = 53% award level). If threshold performance is not achieved for any performance goal, all performance-based restricted stock awards will be forfeited.

In addition to the performance-based restricted stock awards, executives have the opportunity to receive an additional cash award based on outstanding performance relative to the Peer Group. Outstanding performance represents Company achievement of between the 60th and 75th percentile of Peer Group at the end of each three-year performance period and includes the measurement of total stockholder return. Outstanding performance will result in a cash payment of up to 30% of a participant’s target TDC.

Retirement Plans

Defined Benefit Pension Plan. We maintain a tax-qualified defined benefit pension plan (the “Retirement Plan”), which was frozen February 1, 2002 and restated effective January 1, 2005. The purpose of the restatement was to consolidate certain acquired defined benefit plans with the Retirement Plan.

All benefits identified in each of the prior plan documents as protected benefits are preserved in the consolidated and restated plan document. Accordingly, each of the separate plans’ benefit formulas is preserved in the consolidated plan. No employees are permitted to enter the plan and future salary increases and years of credited service will not be considered when computing benefits under the plan. However, an executive who was not fully vested in his or her accrued benefit under any one of the plans will continue to earn vesting credit in his or her accrued benefit under the Retirement Plan following the restatement.

Each year we evaluate the need to contribute an amount to the Retirement Plan necessary to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”). For the Retirement Plan year ended September 30, 2006, no contribution was necessary. At September 30, 2006, the market value of the Retirement Plan assets equaled approximately $72.3 million.

Of the Key Executives, only Messrs. Berner and Kolkmeyer are entitled to a benefit (upon reaching retirement age as defined by the plan), based on their participation in the Retirement Plan prior to the date such plan was frozen.

401(k) Plan. All employees, including Key Executives, are eligible to participate in our employer sponsored 401(k) plan. Under the plan, employees may make contributions, in the form of salary deferrals, up to the maximum Internal Revenue Code limit. We contribute an amount to the plan equal to 100% of the first 2% of executive’s contributions plus 75% of executive’s contributions between 3% and 6%. Our contribution cannot exceed 5% of the executive’s annual compensation.

Employee Stock Ownership Plan (“ESOP”). All employees, including Key Executives, are eligible to participate in our ESOP. Our ESOP holds shares of FNFG Common Stock that were purchased in connection with the 1998 initial public offering and 2003 second step offering. Shares purchased by the ESOP are maintained in a suspense account and held for allocation among the participants. The purchased shares were funded by loans in 1998 and 2003 from the Company. Loan payments are funded by cash contributions from First Niagara and dividends on allocated and unallocated Common Stock held by the ESOP. As annual loan payments are made, shares are released and allocated to employee accounts.

Perquisites and Other Personal Benefits. Key Executives are provided with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation program to better enable the Company to attract and retain superior employees for our key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to Key Executives. The primary perquisites are club dues and automobile allowances. Key Executives participate in the same health and welfare plans (medical, dental, life and long-term disability) and discounts on FNFG products that are available to all other employees.

Attributed costs of the personal benefits described above and certain other benefits for the Named Executive Officers for the fiscal year ended December 31, 2006, are included in the “Summary Compensation Table” beginning on page 16.

Role of Chief Executive Officer in Compensation Decisions

The CEO annually reviews the performance of each member of executive management (the CEO’s performance is reviewed by the Board and Compensation Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executives. Decisions regarding non-equity compensation of other executive officers are by the CEO based on guidelines approved by the Committee.

Ownership Guidelines

We have adopted guidelines which target stock ownership within four years from the date of appointment at the following levels:

•	Chief Executive Office	250,000 shares
•	Executive Vice President	75,000 shares
•	Senior Vice President	50,000 shares

Our stock compensation plans have provided the principal method for our Key Executives to acquire equity or equity-linked interest in the company.

Tax and Accounting Implications

Deductibility of Executive Compensation. As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. We believe that amounts paid under our compensation and incentive plans are fully deductible for federal income tax purposes.

Nonqualified Deferred Compensation. Amounts that are deferred under our nonqualified deferred compensation arrangements after December 31, 2004 are subject to the Internal Revenue Code Section 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts, and the ability to change the form and timing of payments initially established. We believe we are operating in good faith compliance with the proposed regulations issued by the Internal Revenue Service, and will amend our plans as necessary to maintain compliance when final regulations are issued. A more detailed discussion of our nonqualified deferred compensation arrangements is provided under the heading “Deferred Compensation Plan.”

Accounting for Stock-Based Compensation. On January 1, 2006, we began accounting for stock-based payments in accordance with the requirements of SFAS 123(R).

THE COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Daniel W. Judge (Chair)

John J. Bisgrove, Jr.      William H. Jones

Sharon D. Randaccio    Robert G. Weber

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal year ended December 31, 2006. When setting total compensation for each of the Named Executive Officers, the Compensation Committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.

Based on the fair value of equity awards granted to Named Executive Officers in 2006 and the base salary of these officers, “Salary” accounted for approximately 42% of the total compensation for the Named Executive Officers while incentive compensation accounted for approximately 58% of the total compensation. Because the value of certain equity awards included below is based on the SFAS 123(R) expense recognized in 2006 rather than the fair value of the 2006 awards granted, these percentages may not be able to be derived using the amounts reflected in the table below.

Name and Principal Position	Year Ended 12/31	Salary	Bonus(4)	Stock Awards (5)	Option Awards (6)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (7)	All Other Compensation (8)	Total

John R. Koelmel (1) President and CEO	2006	$ 274,423	$ 175,000	$ 93,265	$ 85,332	$ —	$ —	$ 60,213	$ 688,233

Paul J. Kolkmeyer(2) Former President and CEO	2006	451,731	—	105,907	191,913	—	11,361	57,664	818,576

Michael W. Harrington (3) Chief Financial Officer	2006	164,461	52,000	3,735	33,806	—	—	30,270	284,272

G. Gary Berner Executive Vice President	2006	233,231	117,500	51,085	51,806	—	11,410	33,647	498,678

Daniel E. Cantara III Executive Vice President	2006	193,846	85,800	46,415	42,351	—	—	45,066	413,478

Michael R. Giaquinto Executive Vice President	2006	203,846	98,400	39,897	41,295	—	—	41,663	425,101

(1)

Mr. Koelmel’s salary includes base compensation paid during 2006 for his role as Chief Financial Officer prior to December 8, 2006, when he was named President and Acting CEO at an annual base salary of $360,000. In February 2007, the “Acting” designation was removed from Mr. Koelmel’s title and his base salary increased to $410,000.

(2)	On December 8, 2006, Mr. Kolkmeyer resigned as President and CEO and resigned from the Board of Directors. He was replaced as CEO by Mr. Koelmel on the same date.
(3)	Mr. Harrington was named Chief Financial Officer in December 2006.
(4)	The amounts reflect the cash awards under the annual performance-based incentive compensation.
(5)

The amounts reflect the dollar amount recognized for financial statement purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R) of awards pursuant to the Restricted Stock Plan and the Long-Term Performance Plan and therefore may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.

(6)

The amounts reflect the dollar amount recognized for financial statement purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R) of awards pursuant to the Stock Option Plan and the Long-Term Performance Plan and therefore may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.

(7)	The components of change in actuarial value of the Pension and Deferred Compensation earnings are as follows:

Name	Year Ended 12/31	Change in Pension Value	Nonqualified Deferred Compensation Earnings	Total Change in Pension Value and Nonqualified Deferred Compensation Earnings

Paul J. Kolkmeyer	2006	$ 11,018	$ 343	$ 11,361

G. Gary Berner	2006	11,062	348	11,410

(8)	The details of “All Other Compensation” are:
Name	Year Ended 12/31	Dividends on Unvested Restricted Stock	401(k)(1)	GTL(2)	ESOP allocation (3)	Club Dues	Auto Expense	Medical Insurance Premiums(4)	Total All Other Compensation

John R. Koelmel	2006	$ 8,945	$ 11,000	$ 1,366	$ 6,802	$ 20,326	$ 10,800	$ 7,776	$ 60,213

Paul J. Kolkmeyer	2006	18,843	11,000	770	16,482	14,050	5,225	7,776	57,664

Michael W. Harrington	2006	219	10,783	334	6,764	11,158	—	7,776	30,270

G. Gary Berner	2006	4,712	11,000	732	14,880	5,034	5,300	6,869	33,647

Daniel E. Cantara, III	2006	4,300	11,000	606	7,708	10,920	10,464	7,776	45,066

Michael R. Giaquinto	2006	4,744	11,000	428	6,802	5,869	11,866	7,776	41,663

(1)	Company contributions pursuant to 401(k) Plan.
(2)	Income imputed on Group Term Life Insurance in excess of $50,000 per employee.
(3)	2006 allocated ESOP shares valued at the fiscal year end 2006 market close price of $14.86.
(4)	Premiums paid on behalf of Named Executive Officers under medical plans available to all Company employees.

Plan-Based Awards. Below are the details of awards granted to the Named Executive Officers during 2006 under the Long Term Performance Plan.

GRANTS OF PLAN-BASED AWARDS

								All Other Stock Awards: Number of Shares of Stock(3)	All Other Option Awards: Number of Shares of Securities Underlying Options	Per Share Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Share Payouts Under Equity Incentive Plan Awards(2)
		Threshold	Target	Maximum	Threshold	Target	Maximum

John R. Koelmel	9/8/2006	$13,688	$219,000	$219,000	3,700	7,400	7,400	5,600	21,800	$14.83	$162,457

Paul J. Kolkmeyer (4)	9/8/2006	—	—	—	—	—	—	—	—	—	—

Michael W. Harrington	9/8/2006	—	—	—	—	—	—	1,825	—	14.83	27,065

G. Gary Berner	9/8/2006	10,669	170,700	170,700	2,750	5,500	5,500	4,100	16,200	14.83	119,813

Daniel E. Cantara, III	9/8/2006	8,681	138,900	138,900	2,250	4,500	4,500	3,400	13,300	14.83	98,869

Michael R. Giaquinto	9/8/2006	9,169	146,700	146,700	2,300	4,600	4,600	3,500	13,600	14.83	101,444

(1)

The threshold amounts reflect the minimum payment level under our Long-Term Incentive Program which is 6.25% of the target amount. The maximum amount is 100% of such target amount. These amounts are based on the individual’s salary and position at the beginning of the Performance Period.

(2)	The threshold amounts reflect the Long-Term Stock Grant minimum which is 50% of the target amount. The maximum amount is 100% of such target amount.
(3)	The amounts reflect the number of shares of stock granted to each Named Executive Officer pursuant to the Long-Term Incentive Program.
(4)	Mr. Kolkmeyer forfeited rights to the equity grants during 2006 upon his separation.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of unearned Shares, Units or Other Rights That Have Not Vested

John R. Koelmel	15,000	15,000 (1)	—	$14.95	1/12/2014	23,380(4)	$347,427	13,500	$200,610
	6,850	6,850 (1)	—	12.87	5/4/2014
	11,734	23,466 (2)	—	12.91	5/3/2015
	—	21,800 (2)	—	14.83	9/8/2016

Paul J. Kolkmeyer	106,059	—	—	3.5033	12/31/07	—	—	—	—
	15,536	—	—	11.6785	12/31/07
	14,475	—	—	13.28	12/31/07
	75,000	—	—	14.74	12/31/07
	16,850	—	—	12.87	12/31/07
	28,034	—	—	12.91	12/31/07

Michael W. Harrington	7,200	4,800 (3)	—	11.78	4/7/2013	1,825(5)	27,120	—	—
	4,650	1,550 (1)	—	13.29	5/21/2013
	7,000	7,000 (1)	—	12.87	5/4/2014
	4,375	13,125 (1)	—	12.91	5/3/2015

G. Gary Berner	96,249	—	—	4.1557	5/20/2009	11,854(6)	176,150	10,800	160,488
	28,972	—	—	3.5033	5/22/2010
	15,908	—	—	4.8709	5/1/2011
	10,730	—	—	11.6785	8/28/2012
	9,300	3,100 (1)	—	13.28	5/21/2013
	7,000	7,000 (1)	—	12.87	5/4/2014
	10,034	20,066 (2)	—	12.91	5/3/2015
	—	16,200 (2)	—	14.83	9/8/2016

Daniel E. Cantara, III	25,868	—	—	5.3348	6/25/2011	9,707(7)	144,246	8,900	132,254
	32,335	—	—	6.5177	12/14/2011
	7,217	—	—	11.6785	8/28/2012
	32,335	—	—	11.6785	8/28/2012
	7,350	2,450 (1)	—	13.28	5/21/2013
	5,600	5,600 (1)	—	12.87	5/4/2014
	8,367	16,733 (2)	—	12.91	5/3/2015
	—	13,300 (2)	—	14.83	9/8/2016

Michael R. Giaquinto	10,000	10,000 (1)	—	12.09	5/17/2014	11,900(8)	176,834	9,200	136,712
	8,834	17,666 (2)	—	12.91	5/3/2015
	—	13,600 (2)	—	14.83	9/8/2016

(1)	Options vest at a rate of 25% per year over the first four years of the ten-year option term.
(2)	Options vest at a rate of 33% per year over the first three years of the ten-year option term.
(3)	Options vest at a rate of 20% per year over the first five years of the ten-year option term.
(4)	8,800 awards vest on a three-year 100% cliff vesting, all other awards vest a rate of 20% over five years.
(5)	Awards vest on a 29 month 100% cliff vesting.
(6)	6,800 awards vest on a three-year 100% cliff vesting, all other awards vest a rate of 20% over five years.
(7)	5,700 awards vest on a three-year 100% cliff vesting, all other awards vest a rate of 20% over five years.
(8)	5,900 awards vest on a three-year 100% cliff vesting, all other awards vest a rate of 20% over five years.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
John Koelmel	—	$ —	4,000 860	$ 60,000 11,988

Paul J. Kolkmeyer	70,312 115,087 20,694	733,656 1,219,888 204,551	2,100 1,260 1,267 6,000	29,274 17,388 18,638 86,160

Michael W. Harrington	—	—	—	—

G. Gary Berner	23,652 24,063 14,486 10,606 14,486 5,303	236,477 239,049 159,660 96,854 158,948 30,936	776 860 800 874	10,802 11,988 11,040 12,857

Daniel E. Cantara, III	—	—	700 660 2,586 587	9,758 9,108 35,713 8,635

Michael R. Giaquinto	—	—	2,000	27,680

None of the gain on option exercises or restricted stock vesting has been deferred.

PENSION BENEFITS

The table below shows the present value of accumulated benefits payable to certain Named Executive Officers, including the number of years of service credited to each of them, under the Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Information regarding the Retirement Plan can be found under the heading “Retirement Plans” on Page 14.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Paul J. Kolkmeyer	The Retirement Plan of the First Niagara Financial Group, Inc.	11.6	$ 202,559	$ —

G. Gary Berner	The Retirement Plan of the First Niagara Financial Group, Inc.	10.0	203,356	—

Deferred Compensation Plans

We have two nonqualified deferred compensation plans summarized below:

First Niagara Bank Deferred Compensation Plan (“Plan 1”). Participation in this plan is limited to certain current ant former executives who were previously designated as eligible to participate. Key Executives who attained their positions subsequently are ineligible. Under this plan, we annually credit an executive’s deferred compensation account with an amount determined in the sole discretion of the Board. An executive will vest in earnings credited to his or her account at the rate of 20% per year, beginning in the sixth year of participation until the executive is fully vested after 10 years of participation. For these purposes, an executive’s years of participation will be equal to the executive’s number of whole years of employment with us measured from the date that an executive becomes a participant under the deferred compensation plan. Notwithstanding the above, an executive shall be fully vested in his or her deferred compensation account upon attaining age 60 with five years of participation or in the event of a change in control of the Company. Benefits are payable to the executive in fifteen substantially equal annual payments commencing (i) 30 days after the executive has attained age 60, or (ii) 30 days after the executive terminates employment, if after age 60, or due to disability. In the event of the executive’s death after benefits commence, we will pay the remaining benefits to the executive’s beneficiary over the remainder of the payment term. In the event of the executive’s death after termination of employment but prior to commencement of benefit payments, we will pay the executive’s benefit to the executive’s beneficiary in fifteen substantially equal annual payments commencing within 30 days of the executive’s death. In the event of the executive’s death prior to termination of employment, the executive will forfeit all benefits under the deferred compensation plan. In the event of an unforeseeable emergency which will result in a severe financial hardship, the executive may request a distribution of all or part of his or her benefits or may request an acceleration of benefits that are being paid to him, as applicable.

Only Messrs. Kolkmeyer and Berner are participants in this non-qualified plan. For the year ended December 31, 2006, Messrs. Kolkmeyer and Berner had $16,253 and $16,513, respectively, credited to their deferred compensation accounts.

First Niagara Bank Management Incentive Deferral Plan (“Plan 2”). We have a deferred compensation plan for the benefit of all Key Executives. Under this plan, the employee is able to elect, on an annual basis, to defer receipt of all or any portion of their annual incentive compensation until the earliest of (i) death; (ii) disability; (iii) normal retirement (age 65); (iv) early retirement (completion of 30 years of service or completion of 20 years of service and attainment of age 44 or completion of 5 years of service and attainment of age 60); or (v) separation from service. At the time they join the plan, each participant elects whether to receive payments in the form of a lump sum or installments over a term no longer than 15 years, to be made starting on the first business day of the calendar month following the date the participant’s service terminates. The employer may make discretionary matching or other contributions to the Plan. All employer contributions are subject to a 6 year graded vesting schedule, where less than 2 years of service = 0% vested, 2 years of service = 20% vested; 3 years of service = 40% vested; 4 years of service = 60% vested; 5 years of service = 80% vested and 6 years of service = 100% vested. Participants self-direct the investment of their account balances in Plan 2 among various investment alternatives made available by the employer from time to time.

NONQUALIFIED DEFERRED COMPENSATION (1)

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
John Koelmel	$ —	$ —	$ —	$ —	$ —

Paul J. Kolkmeyer (2) Plan 1	—	—	16,253	—	$189,522

Michael W. Harrington	—	—	—	—	—

G. Gary Berner Plan 1 Plan 2 (3) Total	— 100,120 (4) 100,120	— — —	$ 16,513 64,691 $ 81,204	— — —	$172,536 607,599 $780,135

Daniel E. Cantara, III	—	—	—	—	—

Michael R. Giaquinto	—	—	—	—	—

(1)	Amounts reported on this table are included in the Summary Annual Compensation Table, except earnings are only included in the Summary Compensation Table to the extent they are “above market.”
(2)	Resigned as of December 8, 2006.
(3)	Plan 2 investment rate of return is “market rate” and not “above market or preferential.” Accordingly, earnings from Plan 2 are not included in the Summary Compensation Table.
(4)	The total incentive reported in last year’s proxy for Mr. Berner was $106,486. This entire amount, net of social security taxes, was deferred and is shown as a current year contribution to Plan 2.

Employment Agreements

We have entered into an employment agreement with Mr. Berner. The employment agreement has a term of twenty four months. On each anniversary date, the employment agreement may be extended for an additional twelve months, so that the remaining term will be twenty four months. If the agreement is not renewed, the agreement will expire at the end of its term. Under the employment agreement, the 2007 base salary for Mr. Berner is $240,000. The base salary may be increased but not decreased. The employment agreement also provides that Mr. Berner is entitled to participate in an equitable manner with other executive officers in discretionary incentives declared by the Board. In addition to base salary and incentive, the employment agreement provides for, among other things, participation in health and medical benefit plans, retirement plans and other employee and fringe benefits applicable to executive personnel. The agreement provides for termination by us for cause at any time and termination for any reason upon a 30-day notice. Mr. Berner may terminate his employment for good reason or absent good reason by providing a 30-day notice to us. Good reason includes (i) a significant reduction in the scope of the executive’s duties, (ii) removal or failure to re-elect the executive to his present position, (iii) a requirement that, in the executive’s judgment, would necessitate a relocation of his residence outside of 100 miles of the Lockport, New York area, or (iv) a material breach of the employment agreement that cannot be cured within 30 days of the executive’s notice of the breach to us.

In the event of Mr. Berner’s termination of employment for good reason or our termination of Mr. Berner’s employment for any reason other than cause, Mr. Berner would receive salary, health and medical benefits for a period of 24 months. Mr. Berner is also entitled to payment of a cash incentive equal to the prior three-year average annual incentive divided by 12, payable for 24 months, and payment of accrued but unused vacation. If Mr. Berner dies after termination, the remaining payments will be made to his spouse, if surviving, or his estate. Mr. Berner will be entitled to the same benefits, payable in a lump sum, in the event he is terminated without cause within 12 months following a change in control or terminates employment for good reason within 12 months following a change in control.

Upon termination of employment by Mr. Berner absent good reason or termination by us for cause, Mr. Berner will receive his salary and fringe benefits, but no incentive, through his termination date, and payment of his accrued but unused vacation.

In the event of disability, Mr. Berner will be entitled to his salary for the greater of the remaining term of the agreement or 6 months, reduced by any disability insurance payments and a pro-rata incentive for the year in which the disability begins, fringe benefits, and payment of accrued but unused vacation.

If Mr. Berner dies, his spouse, if surviving, or if not, his estate will be entitled to payment of his salary through the end of the calendar month in which Mr. Berner died, payment of a pro-rata incentive for the year in which he died and payment of his accrued but unused vacation.

Change in Control Agreements

We have entered into Change in Control agreements with Messrs. Koelmel, Harrington, Cantara and Giaquinto. The Change in Control agreements have an initial term through December 31, 2008 (2009 for Mr. Koelmel), and thereafter automatically renew for successive two-year periods (three years for Mr. Koelmel), unless notice is given that they will not renew. If the agreement is not renewed, the agreement will expire 30 months from the date of the notice to not renew. Upon a Change in Control, as defined in the Change in Control agreement, and termination of employment by the executive for good reason or termination without cause, as each term is defined in the Change in Control agreement, Messrs. Koelmel, Harrington, Cantara and Giaquinto will receive his salary and fringe benefits, through their termination date, any unpaid annual short term incentive for a prior period and payment of his accrued but unused vacation. In addition, the executive will receive 200% (300% for Mr. Koelmel) of his base salary, as in effect in the year of the termination of employment payable in one lump sum. The executive will also receive medical and health insurance, group term life insurance, automobile allowance and club membership benefits as in effect on the date of termination for a period of twenty-four months (thirty-six for Mr. Koelmel) beginning with the month next following the month during which the employment terminates. If the executive dies during the twenty-four month period (thirty-six for Mr. Koelmel), any dependent health or medical fringe benefits will be provided for the balance of the twenty-four month period (thirty-six for Mr. Koelmel). The executive will receive an incentive amount equal to the 200% (300% for Mr. Koelmel) of his targeted annual short term incentive amount in effect in the year of the termination of employment payable in one lump sum.

For 60 months following the date of termination of employment, the Company will continue any indemnification agreement with Messrs. Koelmel, Harrington, Cantara and Giaquinto and will provide directors’ and officers’ liability insurance to the executive, such coverage to have limits and scope of coverage not less than that in effect on the date of termination of employment.

Messrs. Koelmel, Harrington, Cantara and Giaquinto will each be fully vested in and will have the immediate right to exercise all equity compensation awards including, but not limited to, stock options, restricted stock, stock appreciation rights, and phantom equity awards, which he has received in connection with his employment with us.

The agreements provide that Messrs. Koelmel, Harrington, Cantara and Giaquinto will each be fully vested in all accrued benefits under any 401(k) or ESOP plan maintained by us, provided, however, if the terms of such plan do not permit acceleration of full vesting, each will receive a lump sum payment in an amount equal to the value of the accrued benefit which was not vested.

For a twelve month period following the termination of employment, the Company will provide each of Messrs. Koelmel, Harrington, Cantara and Giaquinto with outplacement services in an amount not to exceed $10,000.

Upon Messrs. Koelmel, Harrington, Cantara and Giaquinto’s termination of employment absent good reason, by us for cause, or on account of death or disability, in any case following a Change in Control, no amounts will be payable under this Agreement.

We have also entered into Change in Control agreements with certain other Key Executives. These agreements are identical to the agreements for Messrs. Harrington, Cantara and Giaquinto, as described above.

Executive Severance Policy

We have established a self-insured Executive Severance Policy which covers all Key Executives in the case of termination not preceded by or resulting from a change in control. Each executive (i) whose employment is involuntarily terminated by us for reasons other than for cause, (ii) who is required to move employment to a location further than 40 miles (100 miles for Mr. Koelmel) of the executive’s current place of employment and who does not accept such relocation and terminates employment, or (iii) whose aggregate compensation is materially reduced and who terminates employment will receive a severance payment, provided the executive remains in employment with us through his or her release date as established by us.

An executive's severance payment will be equal to the greater of:

•	The executive’s base salary, determined as of the date of termination, for twelve months (twenty-four for Mr. Koelmel), plus the executive’s targeted incentive amount; or
•	The executive’s base salary, determined as of the date of termination, for eighteen months (thirty-six for Mr. Koelmel).

For a twelve-month period following the termination of employment, we will provide the executive with outplacement services in an amount not to exceed $10,000.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation to each of our Named Executive Officers in the event of termination of such executive’s employment. The amount of compensation payable to each Named Executive Officer upon voluntary termination, early retirement, involuntary not-for-cause termination, termination following a Change in Control and in the event of disability or death of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the Named Executive Officers upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

	Involuntary Not For Cause or by Executive with Good Reason		For Cause or by Executive without Good Reason	Disability	Retirement		Death	Change in Control
John R. Koelmel, President & CEO
Cash Wages (1)	$1,080,000		$ —	$210,390	$30,390		$ 30,390	$1,110,390
Incentive (2)	—		—	237,600	—		—	712,800
Health, Welfare, & Perquisites and Other Personal Benefits (3)	10,000		—	9,886	—		—	136,924
Retirement Plans (4)	—		—	28,869	—		28,869	28,869
Long Term Incentive Program (5)	59,440		—	407,471	—	(7)	407,471	407,471
Total	1,149,440		—	894,216	30,390		466,730	2,396,454

Paul J. Kolkmeyer, President & CEO (6)
Cash Wages (1)	$1,962,000		$ —	$ —	$ —		$ —	$ —
Incentive (2)	325,000		—	—	—		—	—
Health, Welfare, & Perquisites and Other Personal Benefits (3)	83,888		—	—	—		—	—
Retirement Plans (4)	—		—	—	—		—	—
Long Term Incentive Program (5)	86,160		—	—	—		—	—
Total	2,457,048		—	—	—		—	—

G. Gary Berner, Executive Vice President Chief Lending Officer
Cash Wages (1)	$ 494,357		$24,357	$141,855	$24,357		$ 24,357	$ 494,357
Incentive (2)	165,788	(8)	—	129,250	—		129,250	165,788	(8)
Health, Welfare, & Perquisites and Other Personal Benefits (3)	11,746		—	5,466	—		—	11,746
Retirement Plans (4)	—		—	—	—		—	—
Long Term Incentive Program (5)	—		—	234,593	—	(7)	234,593	234,593
Total	671,891		24,357	511,164	24,357		388,200	906,484

Michael R. Giaquinto, Executive Vice President, Consumer Banking
Cash Wages (1)	$ 222,305		$ —	$ 91,420	$17,305		$ 17,305	$ 427,305
Incentive (2)	112,750		—	112,750	—		—	225,500
Health, Welfare, & Perquisites and Other Personal Benefits (3)	10,000		—	9,215	—		—	65,142
Retirement Plans (4)	—		—	26,275	—		26,275	26,275
Long Term Incentive Program (5)	—		—	239,391	—	(7)	239,391	239,391
Total	345,055		—	479,051	17,305		282,971	983,613

Daniel E. Cantara III, Executive Vice President, Consumer Business Services
Cash Wages (1)	$ 211,461		$ —	$ 90,336	$16,461		$ 16,461	$ 406,461
Incentive (2)	97,500		—	97,500	—		—	195,000
Health, Welfare, & Perquisites and Other Personal Benefits (3)	10,000		—	9,133	—		—	72,268
Retirement Plans (4)	—		—	—	—		—	—
Long Term Incentive Program (5)	—		—	192,289	—	(7)	192,289	192,289
Total	318,961		—	389,258	16,461		208,750	866,018

Michael W. Harrington, Chief Financial Officer & Treasurer
Cash Wages (1)	$ 261,429		$ —	$ 74,535	$13,929		$ 13,929	$ 343,929
Incentive (2)	—		—	57,750	—		—	115,500
Health, Welfare, & Perquisites and Other Personal Benefits (3)	10,000		—	9,032	—		—	77,543
Retirement Plans (4)	—		—	21,486	—		21,486	21,486
Long Term Incentive Program (5)	—		—	83,869	—	(7)	83,869	83,869
Total	271,429		—	246,672	13,929		119,284	642,327

(1)

Cash Wages include salary through the employment agreement term, salary as stipulated in Change in Control (CIC) Agreement, the value of eligible vacation time, and severance payments in accordance with the Executive Severance Plan.

(2)	Incentive reflects payment at target award paid as directed by the terms of the employment agreement or CIC Agreement.
(3)

Health, Welfare, & Perquisites and Other Personal Benefits reflects the cost to the Company of continuing medical, dental, and life insurance benefits for the contract term or as per the CIC Agreement. This figure also includes automobile allowance, club membership benefits, and the maximum amount allowed for outplacement services for those Executive with a CIC Agreement.
(4)	Retirement Plans reflects the acceleration of vesting of the Company's 401(k) and Employee Stock Ownership Plans.
(5)	Long Term Incentive Program reflects the value of shares which would vest within 30 days of the termination notice and the value of accelerated vesting of all previously unvested options and awards.
(6)	On December 8, 2006, Mr. Kolkmeyer resigned as President and CEO and resigned from the Board of Directors. He was replaced as CEO by Mr.
Koelmel (formerly Chief Financial Officer) on the same date. In connection with his resignation and pursuant to his employment contract the Voluntary Separation
Agreement, and General Release entered into between us and Mr. Kolkmeyer (which was filed as Exhibit 10.9 to our Annual Report on Form 10-K for the period ended December 31,
2006), Mr. Kolkmeyer will receive a lump sum payment of $1,962,000, which includes the present value of thirty six months of base salary and annual incentive compensation, and the continuation of insurance coverages for a period of thirty-six months. He will also receive a cash payment of $325,000 in return for the release of all claims against the Company and the Bank relating to his employment, for his immediate resignation from employment and from the Boards of Directors, and in satisfaction of any claim with respect to the management incentive plan for the year ended December 31, 2006. All payments will be made six months and one day from separation of service.

(7)	The Long Term Incentive Program allows for vesting to accelerate at normal retirement age. None of the Executives had attained normal retirement age as of December 31, 2006.

PROPOSAL II - RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT ACCOUNTANTS

Our Independent Accountants for the year ended December 31, 2006 were KPMG LLP. The Audit Committee has approved the engagement of KPMG to be our Independent Accountants for the year ending December 31, 2007, subject to the ratification of the engagement by our stockholders at the Annual Meeting. Representatives of KPMG are expected to attend the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG is not required by our bylaws or otherwise. However, the Board is submitting the selection of the Independent Accountants to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of KPMG, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of a different independent accounting firm at any time during the year if it determines that such change is in the best interests of our stockholders.

Fees Paid to KPMG

The aggregate fees billed by KPMG for professional services rendered during 2006 and 2005 are:

Audit Fees. The aggregate fees billed to us by KPMG for professional services rendered for the audit of our annual consolidated financial statements and management’s assessment of the effectiveness of internal controls over financial reporting, review of the consolidated financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by KPMG in connection with statutory and regulatory filings and engagements were $500,000 during 2006 and $365,000 during 2005.

Audit Related Fees. The aggregate fees billed to us by KPMG for assurance and related services rendered that are reasonably related to the performance of the audit of and review of the consolidated financial statements and that are not already reported in “Audit Fees” above, were $46,700 during 2006 and $112,700 during 2005. These services were primarily related to the audit of our employee benefit plans and accounting research. All audit related fees billed by KPMG during 2006 were pre-approved by the Audit Committee.

Tax Fees. The aggregate fees billed to us by KPMG for professional services rendered for tax compliance were $69,590 during 2006 and $60,800 during 2005. The aggregate fees billed by KPMG for tax advice and tax planning were $8,565 during 2006 and $66,573 during 2005. These services primarily included the review of tax returns and quarterly tax provisions and due diligence related to our acquisitions in 2005. All tax fees billed by KPMG during 2006 were pre-approved by the Audit Committee.

All Other Fees. There were no “Other Fees” for 2006 or for 2005.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Accountants

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the Independent Accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to particular service or category of services and is subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chair when necessary, with subsequent reporting to the Audit Committee. The Independent Accountants and management are required to report to the Audit Committee quarterly regarding the extent of services provided by the Independent Accountants in accordance with this pre-approval policy, and the fees for the services performed to date.

Required Vote and Recommendation of the Board

In order to ratify the appointment of KPMG as Independent Accountants for 2007, the proposal must receive a “FOR” vote by at least a majority of the votes cast at the Annual Meeting, either in person or by proxy.

THE BOARD RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF KPMG AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

In order to be eligible for inclusion in the proxy materials for next year’s Annual Meeting of stockholders, any stockholder proposal to take action at such meeting must be received at our Executive Office, 6950 South Transit Road, P.O. Box 514, Lockport, New York 14095-0514, no later than November 30, 2007. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

Advance Notice of Business to be Conducted at an Annual Meeting

Our bylaws provide an advance notice procedure for certain business or nominations to the Board to be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting or to propose a nominee to the Board, the stockholder must give written notice to the Corporate Secretary not less than ninety days before the date fixed for such meeting; provided, however, that in the event that less than one hundred days notice or prior public disclosure of the date of the annual meeting is given or made, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the stockholder’s name, record address and number of shares owned, a brief description of the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC which are in effect at the time such proposal is received.

The date of next year’s Annual Meeting of stockholders is expected to be May 13, 2008. Therefore, advance written notice for certain business or nominations to the Board to be brought before that meeting must be given to us by February 13, 2008. If notice is received after February 11, 2008, it will be considered untimely, and we will not be required to present the matter at the meeting.

OTHER MATTERS

The Board is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement. However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

The Audit Committee Report and the Report of the Compensation Committee included in this proxy statement shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference. The Audit Committee Report shall not otherwise be deemed filed under such Acts.

MISCELLANEOUS

We will incur the costs of soliciting proxies. Upon request, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitations by mail, directors, officers and other of our employees may solicit proxies personally or by telephone without additional compensation. We have retained Georgeson Shareholder Communications, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for the Annual Meeting, for a fee of $7,500, plus out-of-pocket expenses.

An additional copy of our annual report on Form 10-K for the year ended December 31, 2006, will be furnished without charge upon written or telephonic request to Linda Mussen, Senior Executive Assistant, 6950 South Transit Road, P.O. Box 514, Lockport, New York, 14095-0514 or call (716) 625-7573.

Lockport, New York	John Mineo
March 30, 2007	Corporate Secretary

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS Please complete and date this proxy and return it promptly in the enclosed postage-paid envelope.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

1. The election as a director of the nominees listed below (except as marked to the contrary below) for a three-year term:

Nominees:	FOR	WITHHELD
01 Thomas E. Baker 02 Daniel W. Judge 03 John R. Koelmel 04 George M. Philip 05 Louise Woerner	☐	☐

(INSTRUCTION: To withhold your vote for any individual nominee, write that nominee’s name on the space provided below.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.
	FOR	AGAINST	ABSTAIN
2. The ratification of the appointment of KPMG LLP as independent accountants for the year ending December 31, 2007.	☐	☐	☐

Check Box if You Plan to Attend the Annual Meeting			☐

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Annual Meeting.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of the Annual Meeting of Stockholders and of a Proxy Statement, dated March 30, 2007.

Signature	Signature	Date

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.
  FOLD AND DETACH HERE  

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	OR	TELEPHONE
http://www.proxyvoting.com/fnfg		1-866-540-5760
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

FIRST NIAGARA FINANCIAL GROUP, INC. ANNUAL MEETING OF STOCKHOLDERS MAY 15, 2007

          The undersigned hereby appoints the official proxy committee of the Board of Directors of First Niagara Financial Group, Inc. (the “Company”), with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders (“Annual Meeting”) to be held at The Clarion Century House, 997 New Loudon Road, Route 9, Latham, New York on May 15, 2007, at 11:00 a.m. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:

          THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THE PROXY COMMITTEE IN ITS DISCRETION. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

(Continued, and to be signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

  FOLD AND DETACH HERE  

You can now access your First Niagara Financial Group, Inc. account online.

Access your First Niagara Financial Group, Inc. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for First Niagara Financial Group, Inc., now makes it easy and convenient to get current information on your stockholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

PRINT AUTHORIZATION

To commence printing on this proxy card please sign, date and fax this card to: 732-802-0260

SIGNATURE:	DATE:
☐ Mark this box if you would like the Proxy Card EDGARized: ☐ ASCII ☐ EDGAR II (HTML)

(THIS BOXED AREA DOES NOT PRINT)	Registered Quantity 20,000